Prospect Capital Announces 20% IRR Initial Monetization of Cougar Pressure Control, Bringing Prospect to Five Realizations to Date Averaging a 59% IRR

NEW YORK, NY -- 08/17/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that Arctic Acquisition Corp., dba Cougar Pressure Control ("Cougar"), has repaid the unamortized portion of Prospect's loan to Cougar. With the approximately $400 thousand prepayment premium from the loan, Prospect has realized an approximately 20% cash internal rate of return on the Cougar investment, representing an approximately 1.25 times cash on cash multiple, not including an equity interest in Cougar which Prospect continues to hold.

Cougar represents the fifth realization to date in Prospect's portfolio. These five realizations have averaged an approximately 59% IRR and 1.5 times cash on cash multiple, such returns not including equity interests still held by Prospect in four of the five portfolio companies, including Cougar.

"Cougar has been a terrific investment for Prospect and our shareholders, and we greatly value our relationship with both the company and the equity sponsor, Petro Capital," said Grier Eliasek, President and Chief Operating Officer of Prospect. "We look forward to future successful transactions with both Petro Capital and other sponsors."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577